EXHIBIT 4.49
REDACTED COPY
Certain identified confidential information has been redacted from this exhibit because both (i) it is customarily and actually treated as private or confidential and (ii) it is not material.
Confidential portions of this Exhibit are designated by [*****].

Pax Store License Agreement
Terms and Conditions

This Pax Store License Agreement ("Agreement") is a contract between **PAX Technology Limited**, whose registered office is at Room 2146, 24th floor, Sun Hung Kai Center, 30 Harbour road, Wanchai, Hong Kong and **Zolon Technology (HK) Limited**, whose registered office is at Room 2504, 25th floor, Sun Hung Kai Center, 30 Harbour road, Wanchai, Hong Kong (herein both referred as "PAX") and **PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.**, whose registered office is at Avenida Brigadeiro Faria Lima, 1384, 4º floor, part A, São Paulo, São Paulo, Brazil, Postal Code 01451-001, enrolled with the General Taxpayers' Registry of the Ministry of Finance (CNPJ/MF) under number [redacted] (herein referred as "PagSeguro").

WHEREAS:

(a) PagSeguro is a company that provides digital payment system and other additional services for companies, specializing in monetization, publishing and offering local methods of payment for End Users (as defined hereinafter);

(b) PAX is a digital software company that owns or has the competent licenses and authorizations to license an open-platform collaborative ecosystem which connects app providers, terminal managers, payment service providers and merchants, provided as a cloud-based software as a service solution ("PaxStore"), all of which to be licensed and made available to PagSeguro as one copy in a specified server provided by Pagseguro, which will be made available to the Merchants and PagSeguro Business Partners (as defined hereinafter). The current license does not authorize Pagseguro the right to re-distrute and / or re-sell the software to any third party.

(c) PAX desires to license to PagSeguro, PagSeguro Business Partners and the Merchants pursuant to the following sections, terms and conditions, the PaxStore; and

(d) In connection with the license to the PaxStore, PagSeguro wishes to retain PAX to provide support and customization services for the PaxStore.

1. DEFINITIONS

1.1. The following terms, when used in this Agreement or in any document referred to herein, shall have the following meanings:

Card or Payment Scheme means any card payment systems (such as VISA®, MasterCard®, American Express® or others, including national or local systems) or bank payment schemes (such as direct banking systems, direct debit systems or bank transfer systems).

Confidential Information means any information which is marked as "Confidential" or should be reasonably expected to be confidential based on the context of disclosure or the nature of the information; including, the generality of the foregoing, the terms of this Agreement, as well as business plans, data, strategies, methods, suppliers, customers and clients lists, technical specifications, transaction data and customer data, technical data, trade secrets, plans for products or services, End User's, PagSeguro's or PAX's lists, including, databases, marketing plans, software, source code for software, financial documents or data, inventions, processes, technology, and designs.

Digital Payment System means PagSeguro's digital payment service through which an End User can pay for products or services acquired from the Merchant in on-site transactions.

Effective Date means the date this Agreement entered into force, as defined in clause 13.1.

End User means an individual, a company or corporation, an association, a partnership, a trust or any other legal entity or organization, as the case may be, that purchases products or services from a Merchant and pays for the product or service using a stripe or CHIP card in a Hardware.

Marks means the respective Party's name and any one or more trademarks, logos, service marks, and copyrighted artwork or graphics related to the Party's activities.

Merchant means any individual or business entity, organization that owns a Hardware and accesses or uses the Software service directly or indirectly.

Software is an open-platform collaborative ecosystem which connects app providers, terminal managers, payment service providers and Merchants, provided as a cloud-based software as a service solution, and that includes all applications, modules, plugins, components and any other necessary resources for the correct operation of all of its functionalities; and (ii) software installed on the Hardware that enables the Merchant to download applications to the Hardware. The Software is owned by PAX or to which PAX has the competent licenses and authorizations for licensing. All PAX's Software is copyrighted by PAX, or is explored by PAX under express and legal authorization from the copyrighted owners, including any related licenses of "virtual goods", add-on, plug-ins, mods, appliances, rights of use, or any kind of experience or upgrade.

Hardware means mobile devices regardless of its model or manufacturer (including third parties) that are sold or distributed by PagSeguro or its representatives that allows the Merchant to receive payments through Digital Payment System and manage its business.

PagSeguro's Business Partners means any partner that PagSeguro may engage in business with regarding the Software or the Hardware, which includes, but is not limited to, software houses and developers.

Regulatory Requirements means any law, statute, regulation, order, judgment, decision, recommendation, rule, policy or guideline passed or issued by any competent authority or any payment system (including but not limited to bank payment systems, card payment systems such as Visa®, MasterCard®, American Express®, etc., or any other payment, clearing or settlement system or similar arrangement that is being used for providing the services hereunder).

Transaction means any transaction between the Merchant and an End User using PagSeguro's Digital Payment System to obtain a product or service from Merchant.

1.2. Headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.3. Unless the contrary intention appears, words in the singular include the plural and vice-versa; words in the masculine gender include the feminine, neuter, and vice versa.

1.4. Any sentence introduced by the term "included", "including", "in particular", "especially" or any similar expression will be construed as if such term were followed by the expression "but not limited to" or "without limitation", and will consist of examples and illustrations, not limiting the sense of the words preceding that term. Additionally, the term "and" shall be read as "and/or" in order to include, as applicable, all the different possibilities established in the clauses hereof.

1.5. If there is any conflict between the provisions of this Agreement, the conflict shall be resolved in accordance with the following order of precedence (item "a" being the most prevalent): (a) Agreement; and (b) attachments to this Agreement.

2. SCOPE

2.1. This Agreement contains the general terms for the license of the Software from PAX to PagSeguro.

2.2. Additionally, PAX shall provide support services and customization for the Software according to sections 3 and 4 and Attachment III of this Agreement.

3. SOFTWARE

3.1. PAX grants to PagSeguro an exclusive, unsublicensable, untransferable, license to the Software during the Term to use the Software on any production, contingency, homologation and testing servers. PAX also authorizes PagSeguro to embed the Software in all the Hardware.

> 3.1.1. There shall be no limitation as to the number of terminals that may be connected to the Software under this Agreement.
>
> 3.1.2. Any license granted pursuant to this Agreement will terminate immediately upon the termination of the Agreement, as foreseen on clause 14.

3.2. The client software on the terminal side that connects and communicates with PAXstore server is NOT part of the PAXstore software. PAX licenses the client software on PAX terminals to PagSeguro free of charge during the action of the current agreement and permanently if PagSeguro opts to purchase the Software, as foreseen on clause 8.5..

3.3. PAX shall deliver to PagSeguro all the applications and documentation necessary for installation and proper operation of the Software, whether it be installers, executables, scripts and database installation scripts within [redacted] as of the Effective Date. The applications and documentation will be used to embed the Software in the Hardware and to install the Software in PagSeguro's production, contingency, homologation and testing servers, as applicable. PagSeguro shall also have the right to maintain a security copy of the applications and documentation of the Software.

3.4. Upon request from PagSeguro, PAX shall install the Software on PagSeguro's production, contingency, homologation and testing servers and also train PagSeguro's employees to install the Software on the server-side and any Hardware. The setup and training may be provided in person or through video conference.

4. MAINTENANCE

4.1. PAX shall provide, upon PagSeguro's request, all assistance required to enable PagSeguro to install and use the Software on the sever-side and in the Hardware. PAX shall provide, but is not limited to, adequate IT personnel, system support, and project management. PAX represents and warrants that any services performed pursuant to this section 4 will be performed in a competent, workmanlike manner.

4.2. It is expressly agreed by the Parties that if the Software contains bugs, glitches or errors, such corrections shall be made by PAX, and PagSeguro shall not incur any additional costs for such services. PAX shall, as soon as possible, provide any updates necessary to correct bugs, glitches or errors discovered at any time during the term of this Agreement. PAX's liability is limited to corrections of such bugs, glitches or errors and it shall only responsible for any

other consequence and/or losses related to such bugs, glitches or errors limited to the amounts paid by PagSeguro on the [redacted].

4.3. PAX shall provide PagSeguro with upgrade packages along with documentation describing the changes made between the previous version provided for PagSeguro and this latest version, as well as documentation with instructions needed to perform the upgrade ("Maintenance"). At PagSeguro's sole discretion, the Maintenance shall be made either by PagSeguro's professionals or by PAX professionals accompanied by PagSeguro's professionals. The Parties shall agree for the best date/time to perform the Maintenance.

4.4. PAX shall be liable for any delays, inaccuracies, errors or omissions with respect to any transmission or delivery arising from inability to use the Software with the exception of disruption or changes to the Software initiated by PagSeguro.

5. PAX RIGHTS AND OBLIGATIONS

5.1. PAX takes full and exclusive responsibility for PAX's Software copyright regularity, and in addition, takes full and exclusive responsibility for PAX's Software and its content.

5.1.1. PAX shall be fully responsible for all and any claims originated from or somehow related to PAX's Software, keeping PagSeguro free and exempt of all and every burden, obligation or responsibility..

5.2. PAX shall comply, and shall not offer any software that fails to comply, with any domestic, foreign or international law, rule, regulation or other restriction or any fiduciary or contractual relationship applicable to PAX or PAX's Software.

5.3. PAX shall provide the Software to PagSeguro via a link by email for internet download.

5.4. During the term of this Agreement PAX shall allow PagSeguro, the Merchants and PagSeguro's Business Partners to immediately access and use PAX's Software.

5.5. PAX may change, suspend or cancel some of the Software functions, features and properties for market needs following PagSeguro's written approval. [redacted].

5.6. Except for the express obligations of PagSeguro set forth in this Agreement, PAX is solely responsible for all activities required by or otherwise related to the development, production, delivery, updating and/or promotion of PAX's Software, including all information used in PAX's Software, [redacted].

5.7. Besides providing the services subject to this Agreement, PAX shall be responsible for providing PagSeguro with the necessary support concerning the Software. PAX shall update the Software regularly, providing any security patches and other critical updates that may be necessary to maintain the security of the Software.

5.8. PAX shall use commercially reasonable efforts to ensure that the Software is free from material defects and available at all times. PAX shall be solely and exclusively responsible for any bugs that may cause unavailability or improper operation of the Software, being responsible for any damage or loss that may cause PagSeguro or third parties as a result of such bugs, limited to [redacted]

5.9. PAX shall implement reasonable and appropriate measures designed to help secure the Confidential Information against accidental or unlawful loss, access or disclosure. PAX shall not access or use PagSeguro's, Merchant's, End User's or PagSeguro's Business Partners Confidential Information without permission from Pagseguro.

5.10. PAX acknowledges and agrees that

(a) PAX herein irrevocably appoints PagSeguro as its attorney-in-fact, granting thereto full powers, specially, but without limitation, towards banks, financial institutions and other entities whose activities are authorized by the Brazilian Central Bank, for purposes of representing the PAX in connection with all acts and measures that might be necessary for the regular and lawful completion of the transfers of amounts hereunder, which powers shall include the execution of exchange agreements and its amendments and other related documents, as well as powers to delegate the present powers to third parties; and

(b) PagSeguro operates solely as a payment intermediary, and PagSeguro: (a) under no circumstances acts or purports to act as a seller, dealer, middleman, retailer, auctioneer, supplier, distributor, manufacturer, broker, agent or hirer of PAX's Software; and (b) makes no representations or warranties and does not ensure the quality, safety or legality of any PAX's Software.

5.11. PAX shall be duly registered by means to comply with PagSeguro's Compliance Policy. PAX understands and agrees that PagSeguro may at any time request information, including PAX's identification information and information in connection with PagSeguro's verification of PAX's compliance with the representations contained in this Agreement. PAX agrees to cooperate with, and provide complete, accurate, and timely information as requested by PagSeguro. PAX agrees to notify PagSeguro of all and any changes regarding its details and to the limit permitted by the applicable law. PagSeguro may hold any payment due to PAX, until PAX verification, which may include copies of PAX's business licenses, articles of incorporation, tax information requirements, authentication of business owner(s) or Director(s) identity, PAX's bank account and other related information, powers of attorney whenever necessary and/or other documentation required to meet (a) Know-Your-Customer ("KYC") banking mandates, (b) Anti-money-laundering ("AML") legislation or (c) similar purposes as needed.

6. PAGSEGURO'S OBLIGATIONS

6.1. PagSeguro will be responsible for informing the Merchants and End Users of the limitations of use of the Software contained in this Agreement.

6.2. PagSeguro will make all payments set forth in this Agreement.

7. FEES AND PAYMENT

7.1. [redacted] For the scope of this Agreement, PagSeguro shall pay PAX [redacted] which already includes [redacted].

7.1.1. The fee mentioned on the previous clause also includes [redacted].

7.2. [redacted] Pagseguro shall pay PAX an annual maintenance fee of [redacted]. This value already includes the maintenance, support and development of the Software, as foreseen on clause 7.1.1..

7.3. [redacted]] If Pagseguro shall [redacted].

7.4. PagSeguro shall provide to PAX, no later than [redacted] upon request, report containing the number of active terminals connected to the Software within the month that PAX made the request.

7.5. PAX shall calculate and bill fees upon their generation and shall send all invoices to PagSeguro. PagSeguro agrees to pay all such invoiced amounts within [redacted]. If PAX does not receive PagSeguro's payment of any amounts [redacted], PAX may terminate or suspend this Agreement.

7.6. Except as otherwise agreed hereby, each Party shall be liable for the [redacted].

7.7. PAX acknowledges and agrees that PagSeguro is subject to local currency exchange regulations whenever a payment is remitted abroad to PAX. Any taxes levied on the currency exchange required for such remittance, including but not limited to the Brazilian tax on financial transaction – IOF, [redacted] Notwithstanding the provision hereof, PagSeguro shall not be liable nor responsible for any claims regarding the payment of taxes applicable to PAX or any other of its obligations related to a payment. The amounts foreseen on the Agreement are the amounts that PAX shall receive as net value.

7.8. Invoices shall be stated in US dollars. In the case Transactions occur in a different currency, currency conversion shall occur on a daily basis using [redacted]. Whenever a remittance is made in a currency other than the one stated in this clause, PagSeguro shall be entitled to use the applicable exchange rate defined by [redacted].

7.8.1. In the event that PAX fails to provide PagSeguro with the correctly issued competent documents, PagSeguro shall [redacted].

7.9. The Parties shall maintain for a period of [redacted] or greater if required by the Regulatory Requirements, accurate and complete records regarding fees charged and collected by PAX.

7.10. Any amount paid under this Agreement may be [redacted].

8. INTELLECTUAL PROPERTY

8.1. PAX represents and warrants that it is the legitimate bearer and/or properly licensed agent of all necessary intellectual and industrial property rights from PAX's Software under the terms hereof, together with any updates, upgrades and new versions to it from time to time and together with any APIs made available to PagSeguro in connection with the Software from time to time, including the related rights to license and distribute the Software,

rights on trademark and copyrights in anyway related to PAX's Software. PAX hereby exempts PagSeguro from all and any demand or claim arising from or somehow related to the representation herein.

8.2. Title to and ownership of PAX's Software remains with PAX. PAX retains the right to, without limitation, use, copy, modify, license, sublicense, and distribute PAX's Software.

8.3. Title to and ownership of the Digital Payment System remains with PagSeguro. PagSeguro retains the right to, without limitation, use, copy, modify, license, sublicense, and distribute the Digital Payment System and the Hardware.

8.4. Except as expressly set forth herein, nothing in this Agreement is intended to grant any right in or to either Party under any patent, copyright, trade secret or other intellectual property right, nor shall this Agreement grant either Party any right, title or license in or to the other Party's Confidential Information.

8.5. PagSeguro shall have the option to purchase the source code of the Software from PAX, which shall entail on the Parties signing an agreement for this specific purpose. The Parties hereby agree that if PagSeguro exercises this option, [redacted]

9. CONFIDENTIAL INFORMATION

9.1. During the term of this Agreement, each Party hereto may disclose (the "Disclosing Party") to the other Party (the "Receiving Party") Confidential Information in connection with this Agreement or the performance of this Agreement.

9.2. The Parties hereby agree that all Confidential Information disclosed under this Agreement, unless written consent is otherwise granted by the Disclosing Party, shall be maintained in strict confidence by Receiving Party and shall be used solely in connection with performing its obligations as required by this Agreement. To the extent that the Receiving Party may be required to disclose Confidential Information pursuant to applicable laws, regulations or legal process requirements, the Receiving Party shall provide, if not prohibited by applicable law, Disclosing Party with prompt notice sufficient to enable Disclosing Party to seek from the appropriate authority a protective order or other appropriate remedy that will preclude or limit the scope of the disclosure of the Confidential Information. The Receiving Party and the Disclosing Party shall cooperate with one another in seeking such protective order or remedy, and each shall bear its own costs related thereto. If disclosure is not precluded or limited, the Receiving Party shall furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

9.3. Access to all Confidential Information shall be restricted to those employees in the Receiving Party's immediate organization, parent corporations, subsidiaries, and other persons, such as consultants, attorneys and other advisors having a need to know to perform services specifically requested by one Party or the other to fulfill the purpose of this Agreement. The Receiving Party shall notify such employees or persons of the proprietary nature of the Confidential Information and shall require such employees or other persons to agree to maintain the confidentiality of the Confidential Information on the same terms as the Receiving Party.

9.4. Notwithstanding the definition of Confidential Information in section 1.1 hereof, same shall not be deemed to include information if (a) it was already known to the Receiving Party prior to the Effective Date of this Agreement as established by documentary evidence, provided that the source of the information was not bound by confidentiality obligations to the Disclosing Party; (b) it is or becomes generally known to the public through no breach of this Agreement or other wrongful act of the Receiving Party; (c) it has been rightfully received by the Receiving Party from a third Party and without breach of any obligations of confidentiality of such third party to the Disclosing Party; (d) it

has been approved for release by written authorization of the owner of the Confidential Information; or (e) it has been independently developed by a Party without access to or use of the Confidential Information of the other Party.

10. DATA PROTECTION

10.1. Information provided by PagSeguro for the performance of this Agreement – which includes, but is not limited to, customer or third-party data – may only be stored by PAX in encrypted form and in compliance with applicable law. The data to which PAX shall have access is solely and exclusively for the provision of the obligations under this Agreement, which cannot be altered in any way by PAX without express written instructions from PagSeguro, under penalty of being responsible for the damages and indemnities.

10.2. PAX shall immediately notify PagSeguro in writing in the event of any (i) breach of its information security procedures; (ii) unauthorized access or alteration, disclosure or use of data obtained by PAX under this Agreement. This notice will include measures taken or envisaged by PAX to remedy the situation. Upon breach of security, PAX shall immediately track and/or recreate the steps leading to this breach and remedy them.

10.3. PAX acknowledges that unauthorized disclosure of data obtained under this Agreement may cause irreparable damage and that, in the event of breach or threat of breach of any of these obligations, PAX shall be liable for damages and indemnities of any kind – caused to PagSeguro or third parties – arising from the use of this data in breach of terms of the Agreement.

10.4. PAX declares that it is aware of and agrees with PagSeguro's Privacy Policy, which can be found at https://sobreuol.noticias.uol.com.br/normas-de-seguranca-e-privacidade.html.

11. INDEMNIFICATION

11.1. Each Party agrees to [redacted].

11.2. Notwithstanding anything in this Agreement to the contrary, in no event shall either Party, or its affiliates or any of its respective directors, officers, employees, agents or subcontractor, be liable under any theory of tort, contract, strict liability or other legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the Parties, regardless of whether such damages were foreseeable or whether any party or any entity has been advised of the possibility of such damages.

11.3. Neither Party nor their respective affiliates, subsidiaries, or subcontractors shall have liability for delays or damages due to: fire, explosion, lightning, pest damage, power surges or failures, strikes or labor disputes, water, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, inability to obtain parts or supplies or network access, transportation facilities, fuel or energy shortages, acts or omissions of any common carrier or its agent (including the local exchange companies), or other causes beyond a Party's control whether or not similar to the foregoing.

12. DISCLAIMER OF WARRANTIES

12.1. PAX shall not be considered responsible for the suspension and interruption of the Software in the following circumstances:

12.1.1. PAX is engaged in scheduled or emergency maintenance periods, as provided for in this Agreement;

12.1.2. use of the Software is conducted in an unauthorized manner.

12.2. PAX shall not be responsible for any damage or loss other than the operation of PaxStore itself.

13. TERM

13.1. This Agreement will be valid and binding upon the Parties as of November 1st, 2018 (the "Effective Date") and will remain in full force and effect indefinitely, unless and until [redacted]

13.2. This Agreement is signed between the Parties on this date, however:

(i) it retroactively applies to all the Hardware and Software that PagSeguro acquired from PAX; and

(ii) the fees foreseen on this Agreement are only due from the date of its signature, and no amount will be due for the retroactive period.

14. SUSPENSION AND TERMINATION

14.1. Either Party has the right to restrict, suspend or terminate the Agreement upon notice to the other Party, in any of the following situations:

14.1.1. A breach of this Agreement, which is not cured within [redacted]

14.1.2. Breach of any applicable laws, regulations or any governmental body's current policy;

14.1.3. Either Party engaged in any deceptive or unlawful act;

14.1.4. Any change in laws, regulations or policy requiring PAX to discontinue the Software or the Maintenance; or

14.1.5. Either Party becomes the subject of any bankruptcy, liquidation, dissolution or similar proceedings.

14.2. Obeying the provisions of the clause below, both Parties may terminate the agreement at any time with [redacted]. Neither Party shall be liable to the other for the termination of the Agreement or for any consequence arising out of termination of the Agreement under this clause.

14.2.1. PAX shall not be able to terminate this Agreement for a period of [redacted] starting from the date of its signature.

14.3. It is agreed between the Parties that PagSeguro may amend or terminate the Agreement with the purpose of adapting this Agreement to the sectoral rules, mainly, but not limited to the rules imposed by the Brazilian Central Bank – BACEN. If above circumstances occur, which results in PagSeguro's demand for any change of this Agreement, PagSeguro is obliged to notify PAX and the parties shall conduct further negotiation.

14.4. Upon termination of this Agreement, [redacted]

14.5. Notwithstanding anything in this Agreement to the contrary, the following survival terms shall apply: (a) section 8 (Intellectual Property Rights); 9 (Confidential Information) shall survive for five (5) years after the expiration or termination of this Agreement for any reason; and (b) any other provision of this Agreement that due to its nature must survive shall be in full force and effect in accordance with the respective prescriptive or preclusion terms of law regarding that matter.

14.6. If this Agreement is terminated according to any of the situations foreseen on clause 14.1. or before the term foreseen on clause 14.2.1., or if PAX decides to no longer offer the Software and services as foreseen on this Agreement, PAX agrees to irrevocably assign the source code of the Software, in its entirety, to PagSeguro, allowing PagSeguro to be able to carry out its maintenance, adaptations, derivations, transformations and updates that it considers are necessary, appropriate or convenient, as well as being able to provide it, along with its services, to End Users and PagSeguro's Business Partners. This assignment will be characterized as an irrevocable, full, total and definitive assignment of all rights related to the source code of the Software.

15. MISCELLANEOUS

15.1. This Agreement hereto constitutes the entire agreement and understanding between the Parties and supersedes all other prior and contemporaneous communications, discussions, understandings, negotiations, arrangements and agreements between the Parties, whether written or oral, relating to the subject matter of this Agreement. Rights and obligations established hereof shall bind the Parties and their respective successors in irrevocable and inalterable basis.

15.2. No agency, partnership, joint venture or employment relationship is created between PagSeguro and PAX by way of this Agreement. In the performance of their respective obligations hereunder, the Parties are, and will be, independent. Neither Party will bind, or attempt to bind, the other Party to any contract or the performance of any obligation, and neither Party will represent to any third party that it has any right to enter into any binding obligation on the other Party's behalf.

15.3. Except to an affiliated entity or in connection with the merger, reorganization or sale of all or substantially all of its business or assets, or subject to mandatory rules of applicable law, neither Party may assign any rights or obligations hereunder without the prior written approval of the other Party. Any attempt to assign any rights, duties or obligations hereunder without the other Party's written consent will be void.

15.4. Neither Party is responsible for delays or failures in performance (other than payment) resulting from acts of God, strikes, lockouts, riots, acts of war and terrorism, embargoes, changes in governmental regulations, epidemics,

fire, communication line failures, power failures, earthquakes and other disasters beyond the reasonable control of such Party (each, a “Force Majeure”). If a claim by a Party for release of its obligations under this section 15.4 exceeds thirty (30) days, then the other Party has the right to terminate this Agreement without penalty of any kind. Neither Party is entitled to relief under this section to the extent that any event otherwise constituting an event of Force Majeure results from the negligence or fault of such Party or its employees or agents.

15.5. The failure of a Party to assert any of its rights under this Agreement, including the right to terminate this Agreement in the event of breach or default by the other Party, will not be deemed to constitute a waiver by that Party of its right to enforce each and every provision of this Agreement in accordance with its terms.

15.6. This Agreement is executed in English and Portuguese languages. In the event of any conflict, the Portuguese version shall prevail.

16. GOVERNING LAW AND DISPUTE RESOLUTION

16.1. This Agreement shall be governed by and construed in accordance with the internal substantive laws of Brazil, without regard to conflicts of law’s provisions.

16.2. To expedite resolution and control the cost of any dispute, controversy or claim related to this Agreement (“Dispute”), the Parties agree to first attempt to informally negotiate any Dispute for at least [redacted] before initiating any court proceeding, with exception to (a) Disputes seeking to enforce or protect, or concerning the validity of, any intellectual property rights; (b) any Dispute related to, or arising from, allegations of theft, piracy, invasion of privacy or unauthorized use; and (c) any claim for injunctive relief. Such informal negotiations commence upon written notice from one Party to the other.

16.3. All Disputes, conflicts and questions that directly or indirectly result from this Agreement that are not resolved by mutual agreement between the Parties shall be submitted to the sole and exclusive jurisdiction of the state courts located in the city of São Paulo, state of São Paulo, Brazil, which shall have exclusive jurisdiction over any suit arising from those matters.

16.4. If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement will remain enforceable.

São Paulo, September 19th 2022.

PAX Technology Limited		Zolon Technology (HK) Limited	
Signature:	DocuSigned by: 7E295740783649A...	Signature:	DocuSigned by: C54D03DE84FA4DA...
Name:	Sun Yun	Name:	Zheng Renchi
Date and Place:	2022年9月19日 | 19:31:15 PDT	Date and Place:	19 September 2022 | 23:42:31 PDT
PagSeguro Internet Instituição De Pagamento S.A.			
Signature:	DocuSigned by: 1D8FA6C8FC014C9...	Signature:	DocuSigned by: 777C90E710EF4A4...
Name:	Artur Gaulke Schunck	Name:	Renato Bertozzo Duarte
Date and Place:	20 de setembro de 2022 | 02:05:48 PDT	Date and Place:	20 de setembro de 2022 | 01:51:03 PDT

DS

Witnesses:

Signature:	DocuSigned by: Carlos Ficher B2C49732DF66461...	Signature:	DocuSigned by: Luciana Rafaelly Gomes Santana E996B982E3EC4D4...
Name:	Carlos Ficher	Name:	Luciana Rafaelly Gomes Santana
ID:		ID:	

ATTACHMENT I

Acceptable Use Policy

This Acceptable Use Policy (this "Policy") sets outs rules of restricted behavior and/or activities applicable to the use of the Software.

1 RESTRICTED BEHAVIOR

1.1. As a condition of access to the Software, the person accessing the Software will comply with any and all applicable laws and regulations when using the Software.

1.2. The Merchant shall agree that it will not engage in any illegal (or possible illegal) harmful activities including:

a) engage in any fraudulent, deceptive or misleading activities;
b) pose a risk of loss and damage to the Software, systems, computers or any portion of the Software content;
c) access to accounts in an unauthorized manner;
d) copy, download, compile or otherwise use any Software content for operating a business that competes with PAX for commercial purpose, unless authorized by PAX; or
e) infringe and misappropriate PAX's rights or any third party's rights of intellectual property and proprietary.

1.3. Merchant shall agree that it will not engage in security (or potential security) interference including:

a) try to interfere with any parts of the Software, examples as virus, Trojan horse or other malicious code;
b) reverse compile and reverse engineer of the Software;
c) disrupt any computer or server used to support the Software;
d) access to and monitor data on systems via unauthorized access; or
e) breach any security measures taken by PAX.

1.4. Merchant shall agree that it will not interfere with any system (including network, computer and software application) including:

a) access to and interfere with the proper function of any System without permission;
b) engage in any behavior that may constitutes network abuse of any system;
c) try to test, probe, scan and attack the vulnerability of any security features on PAX's systems; or
d) engage in any behavior that may undermine the security of any of PAX's system.

2 BREACH OF THIS POLICY

2.1. In addition, Merchant shall agree that PAX may report any illegal activity under Applicable Law to law enforcement agencies, who may cooperate with PAX to investigate the illegal conducts. Such investigation may be involved in disclosure of contents and information in relation to illegal conducts.

ATTACHMENT II

SOFTWARE PRIVACY POLICY

This Privacy Policy (referred to as "Policy" hereinafter) applies to the use of the Software and sets out when PAX's support team may access, use and disclose the information pursuant to the use of the Software. By using the Software, the Merchant will be accepting to be bound by the terms herein.

1 DATA SUBMISSION

1.1. This Privacy Policy applies to the information (referred to as "DATA" hereinafter) submitted, uploaded, transmitted or displayed in the Software; for example a company name, country, user name, contact addresses, telephone numbers, email addresses, billing information of either the Merchant or End Users, in connection with the use of the Software.

1.2. The information PAX receives comes from:

a) The Merchant giving it to PAX;
b) The Merchant entering and browsing the Software and/or other sources when the Merchant uses the Software for business purposes;
c) Merchant or PagSeguro contacting PAX's supporting groups or service support team.

1.3. Merchant and End User both are entitled, individually, to require PAX to correct and/or delete such DATA, and may also request PAX to provide feedback regarding what PAX stores in relation to Merchant's and End User's information as applicable. PAX shall respond to such requests within five (05) working days.

2 DATA RETENTION

2.1. PAX may use, retain and disclose information received from Merchant, End Users or PagSeguro for the following purposes:

a) Maintaining Merchant's registration and ensuring Merchant's registration is valid for use of the Software;
b) Maintaining the Software service and improving PAX's quality of service;
c) Retaining and using the information under Merchant's, End Users' or PagSeguro's instructions, as applicable; or
d) Purposes which are reasonably related to the aforesaid data retention, disclosure, and usage.

2.2. PAX may only retain the DATA in accordance with the purposes above to maintain the Software.

3 DATA SECURITY

3.1. PAX uses commercially reasonable endeavors and security technology for the adoption of identity and/or access management measures, for the purpose of preventing unauthorized access to information and to prevent illegal processing. Nevertheless, no one can guarantee 100% data security. PAX cannot and do not guarantee perfect security in Merchant's use of the Software.

3.2. If the Software is installed on infrastructure that is the responsibility of PagSeguro (either proprietary or third Party), PAX shall not have access to PagSeguro's any information on Merchant, PagSeguro's Business Partners or End Users that is stored there, unless expressly authorized by PagSeguro.

4 DATA DISCLOSURE

4.1. PAX uses commercially reasonable endeavors and security technology to provide global privacy protection, data security and a security control environment. PAX shall not access, use, collect, replicate, sell, rent, disclose, move or transfer the information to others except as:

a) Required by the Agreement and other such agreements;
b) Required by laws or country regulations;
c) Required by a court order or other legal process;
d) Required by a governmental authority or government body;
e) For protecting our or your rights (especially legal rights), property or safety of our personnel or our affiliates.

4.2. PAX shall not share information with others except under the following circumstances:

a) With third-party service providers, such as IT server providers or a company within PAX Group for market assistance purposes;
b) If PAX sells any subsidiary or business unit that provides the Software or services associated, in which case the information may be transferred along with business assets, which in turn may be sold and shared by the successor, but such policies will be complied with and updated continually;
c) PAX may release information under laws, regulations, and other agreements for protecting rights, property or safety of PAX, our users, end users and others. Obviously, however, this is only for reasons above, not for commercial purposes; or
d) Other than as set out above, PAX may release information to third parties with the prior consent in writing of PagSeguro or the person to whom the information relates. Whether to share information or not is at PagSeguro and the persons sole discretion.

5 SCOPE OF THIS POLICY

5.1. This Policy forms an important part of the Agreement. Any terms in this policy will have the same meaning in the Agreement.

ATTACHMENT III

PAX Service Level Agreement

This PAX Service Level Agreement ("SLA") is a policy governing the use of the Software under the terms of the Agreement between PAX Technology Limited, whose registered office is at Room 2146, 24th floor, Sun Hung Kai Center, 30 Harbour road, Wanchai, Hong Kong ("PAX", "us" or "we") and **PAGSEGURO INTERNET S.A.**, whose registered office is at Avenida Brigadeiro Faria Lima, 1384, 4º floor, part A, São Paulo, São Paulo, Brazil, Postal Code 01451-001, enrolled with the General Taxpayers' Registry of the Ministry of Finance (CNPJ/MF) under number [redacted] (herein referred as "PagSeguro"). Unless otherwise provided herein, this SLA is subject to the terms of the Pax Store License Agreement - Terms and Conditions ("Agreement") and capitalized terms will have the meaning specified in the Agreement. We reserve the right to change the terms of this SLA in accordance with the Agreement.

1 SERVICE COMMITMENT

1.1. Availability. we will use commercially reasonable efforts to make the Software available with a Monthly Uptime Percentage (defined below) of at [redacted] The availability pertains to ensure the Software is free from any bugs that may cause unavailability or improper operation of the Software, as foreseen on clause 5.9. of the Agreement.

1.2. Data Security. we will implement reasonable and appropriate measures designed to help secure the data obtained from the Software against accidental or unlawful loss, access or disclosure.

1.3. Data Privacy. we will not access or use any data obtained by or via the Software except as necessary to maintain or provide the Software, or as necessary to comply with the law or a binding order of a governmental body. We will not disclose Your content to any third party.

2 DEFINITIONS

2.1. "Monthly Uptime Percentage" is calculated by [redacted] .

2.2. "Unavailable" means that [redacted].

3 CHANGES

3.1. To the Service Offerings. We will quarterly update the Software to enhance or add new features. We will notify PagSeguro of any material change to the Services. These changes shall follow the Maintenance proceeding foreseen on clause 4.3. of the

3.2. Requested by PagSeguro. Demands related to new features, enhancements and bug fixes that are requested by PagSeguro and negotiated between the Parties. If requested by PagSeguro, the new features must be unique within the new upgrade package, so as not to contain any further modifications or upgrades made by PAX. The installation of these upgrades shall follow the Maintenance proceeding foreseen on clause 4.3. of the Agreement. The Parties agree that features and enhancements requested by PagSeguro shall take into account a [redacted] The Parties agree that bug fixes shall be made free of charge by PAX and shall not consume any of the man-hours foreseen on this clause.

3.3. To the APIs. We may change any APIs for the Software from time to time. For any discontinuation of or material change to an API, we undertake to continue supporting the previous version of such API for 24 months after the change

or discontinuation (except if doing so (a) would pose a security or intellectual property issue, (b) would cause us to violate the law or requests of governmental entities or (c) if PagSeguro requests for its non-discontinuation).

4 TECHNICAL SUPPORT SERVICE

4.1 PAX shall provide technical support services 24x7 (twenty-four hours per day, seven days per week) by:

- 4.1.1 All necessary detailed and up-to-date software documentation;
- 4.1.2 Monitored e-mail support;
- 4.1.3 Running a browser based online issue tracking system (issue tracking system support);

4.2 Remote assistance will be provided in line with the above timescales dependent on the priority of the support request.

4.3 Raised issues are categorized into five areas, with the following priority by PAX:

Category	Type of error	Resolution time	Penalty
Urgent	Software - errors in the Software that prohibit the Merchants to upload, download, update/install or push the application/firmware, or core functionality is not available and there is no workaround.	[redacted]	[redacted]
Priority	Software - errors in the Software that prohibit the Merchants to upload, download, update/install or push the application/firmware, or core functionality is not available, but there is a workaround.	[redacted]	[redacted]
High	Software – errors that do not prohibit the Merchants from performing ordinary transactions but do present major disadvantages and delays in the transaction processing, and/or important functionality is not available and there is no workaround.	[redacted]	[redacted]

Medium	Software – errors that do not prohibit the Merchants from performing ordinary transactions but do present major disadvantages and delays in the transaction processing, and/or important functionality is not available and there is a workaround.	[redacted]	[redacted]
Low	Day to day technical questions regarding the Software or functional errors which are not seen as a time critical activity.	[redacted]	[redacted].

4.4 PAX shall manage proper follow up of all support requests. PAX is to assign a person at a sufficient management level to whom can be escalated whenever the partner has questions or complaints of the follow-up of the support requests.

4.5 PAX shall manage proper follow up of all support requests. PAX is to assign a person at a sufficient management level to whom can be escalated whenever the partner has questions or complaints of the follow-up of the support requests.

4.6 The Penalties foreseen on clause 4.3. shall be [redacted]. PAX must present PagSeguro with a monthly report regarding all the incidents/issues presented and if they were solved or attended timely.

4.7 The amounts due as Penalties will be [redacted].

ATTACHMENT IV

PAX GoInsight Cloud Service Agreement

This Agreement of GoInsight (referred to as "Agreement" hereinafter) sets outs the descriptions of GoInsight cloud services, fee structure and Pricing model.

1. SCOPE and DEFINITION

"GoInsight" is a cloud servisse of Big Data analysis developed by PAX, which is designed for all types of organizations, devices, and transactions. It enables users to build data applications efficiently and economically. Its combines platform flexibility, ease of operation and rich features to help users to implement data-driven policies, boosts business growth and improves operational performance.

"GoInsight" runs on a cloud server and is provided to the clientes as a service. The clientes get access to this service through subscription.

"GoInsight" is NOT part of PAXStore software. The aim of this service is to expand the clients' ability for big data analysis.

2. AGREEMENTS

2.1. Pageseguro agrees to subscribe to PAX's GoInsight cloud service for a [redacted] starting on July 2021.

2.2. Upon the signature of this contract, PAX shall provide Pagseguro all the information neccessary to access the GoInsight cloud service.

2.3. Pagseguro agrees to pay for the service according to the pricing conditions as specified in Clause 3.

3. PRICING & PAYMENT

3.1. The subscription fees [redacted].

3.2. The charge will not apply if:

[redacted].

3.3. PAX shall invoice Pagseguro the fees [redacted]

4. RIGHTS

GoInsight is a cloud service provided by PAX. By subscribing to it, Pagseguro is granted the right to use this service for its own business purpose. PAX reserves all rights. The subscription does not result in or imply the transfer of ownership, licensing or intelectual rights of the cloud software itself.

The data uploaded by Pagseguro to the server belong to Pagseguro and PAX shall not have the ownership over them.

5. SUBSCRIPTION RENEWAL AND TERMINATION

5.1. If not otherwised agreed, Pagseguro shall renew the subscription automatically upon continuous payment.

5.2. The subscription is terminated if i) Pageseguro requests to terminate with a written notice to PAX; or ii) Pagseguro ceases to pay for the subscription.